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                                                                   EXHIBIT 4.16



                          WEST OXFORD INDUSTRIES, INC.
                                  One Riverway
                                   Suite 2450
                              Houston, Texas 77056


                                                        January 23, 1997

TO ALL NOTEHOLDERS:

     The purpose of this letter is to (i) update each Investor regarding the current status of the merger combination transaction (the "Transaction") of which you are all aware from prior communications, the debt and equity financing of which is intended to provide the funds for closing of the Transaction and for retirement of the Notes, and (ii) accomplish the amendment of paragraph one of the Notes for the reasons hereinafter stated.

     The Registration Statement on Form S-1 referred to in the offering materials and related materials you have previously received was filed with the Securities and Exchange Commission on December 26, 1996 and we are presently awaiting receipt of the Commission's usual review comments, which should be received shortly. The Underwriter of the proposed offering is BlueStone Capital Partners, L.P. of New York City. It is also anticipated that a co-lead underwriter will be designated before the end of the month.

     We had initially contemplated that the Transaction would be consummated during the month of January 1997. However, unanticipated delays prevented the filing with the SEC until late December 1996, and perhaps at least in part for this reason, the Underwriter has only recently required that the Registration Statement contain audited year-end financial statements of each of the parties to the Transaction. As a result, our latest time table now indicates that, principally due to the time required to complete these year-end audits, consummation of the public offering aspect of the Transaction is not anticipated to occur until on or before April 21, 1997, well beyond the present maturity date of the Notes, Accordingly, for the foregoing reasons, and in further consideration of our agreement to (i) prepay on February 28, 1997 to each Noteholder interest only accrued on his, her or its Note (x) from October 15, 1996 through January 31, 1997 at the present Note rate of 10% per annum, and (y) from February 1, 1997 through February 28, 1997 at the rate of 13% per annum; and (ii) increase to 13% per annum the rate of interest payable under the Notes from February 1, 1997 to maturity, it is requested that the first paragraph only of the Notes be amended hereby to read hereafter as follows:

     "ON OR BEFORE the earlier of (i) May 15, 1997 or (ii) the closing of any public or private debt or equity financing of Maker or its direct or indirect parent corporation exceeding $10.5 million, for value received, the undersigned, WEST OXFORD INDUSTRIES, INC., a Texas corporation ("Maker"), promises to pay (name of Noteholder)


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at the corporate offices of Maker in Houston, Texas, or, at Maker's option, by
Maker's check mailed to the payee herein named at his or its address furnished in writing to Maker the principal sum of (each Noteholders principal sum) ($______) DOLLARS, together with interest on the principal balance hereof from time to time remaining unpaid from October 15, 1996 until January 31, 1997 at the rate of 10% per annum, and from February 1, 1997 until maturity at the rate of 13% per annum, such interest, unless sooner paid or prepaid, to be paid by Maker to the payee herein named at maturity contemporaneously with the then unpaid balance of the principal sum hereof.

     ..."

     Please indicate your understanding of, and consent and agreement to, the above stated amendment to the Notes and your reaffirmation and confirmation of your Note, as heretofore and hereby amended, by signing this letter amendment in the space provided for your signature below and return a signed copy of this letter, by fax (713-964-7222) or mail, to the undersigned. If we have not received a signed copy of this letter from you by fax or mail on or before Friday, January 31, 1997, such shall be deemed as your acceptance of, and agreement to, the above amendment hereby of your Note.

                                        Very truly yours,

                                        West Oxford Industries, Inc.

                                        By: /s/ MATTHEW D. POND
                                           ----------------------------------
                                           Matthew D. Pond, President
                                             and CFO

     The above and foregoing is hereby consented to and agreed, and the Note held by the undersigned is hereby reaffirmed and confirmed, as heretofore and hereby amended, effective as of January 31, 1997,


                                           ----------------------------------
                                             Signature of Noteholder


                                           ----------------------------------
                                             (Printed Name)